Exhibit 99.1

THE WARNACO GROUP, INC. AND THE ICONIX BRAND GROUP INC. COMPLETE SALE
OF OCEAN PACIFIC FROM WARNACO TO ICONIX

NEW YORK – November 6, 2006 -- The Warnaco Group, Inc. (NASDAQ: WRNC) (“Warnaco”) and the Iconix Brand Group Inc. (NASDAQ: ICON) (“Iconix”) today announced the completion of the sale of Ocean Pacific from Warnaco to Iconix for $54 million.

The OP brand is a leading global action sports lifestyle brand that is over 35 years old and currently has 30 license agreements, half of which are international. Primary licensed categories include footwear, kid’s apparel, eyewear, fragrance, skateboards and surfboards.

About Warnaco:

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy Ganz(tm), Speedo®, Anne Cole®, Op®, Ocean Pacific®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, J. Lo by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear, men's, women's, junior women's and children's jeans and women's and juniors' swimwear.

About Iconix:

Iconix Brand Group Inc. (Nasdaq: ICON - News ) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S ®, BONGO ®, BADGLEY MISCHKA ®, JOE BOXER ® RAMPAGE ® MUDD ® and LONDON FOG ®. The Company has also entered into definitive agreements to purchase the brands MOSSIMO ® and OCEAN PACIFIC ® which is anticipated to close this month. The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Contact:

For Iconix:	David Conn
Executive Vice President
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

For Warnaco:	Deborah Abraham
212.287.8289